Exhibit 10.12

DERMATA THERAPEUTICS, INC.

STOCKHOLDERS’ AGREEMENT

THIS STOCKHOLDERS’ AGREEMENT (this “Agreement”) is made as of the 24th day of March, 2021 (the “Effective Date”) by and among Dermata Therapeutics, Inc. a Delaware corporation (the “Company”), and the parties listed on Schedule A hereto (together with any subsequent stockholders, or any transferees, who become parties hereto as “Stockholders” pursuant to the terms hereof, “Stockholder” and, collectively, the “Stockholders”).

WHEREAS, the parties desire to enter into this Agreement to, among other things, provide for certain restrictions on transfer of shares of capital stock of the Company, to set forth their agreements and understandings with respect to how shares of the Company’s capital stock held by them will be voted on, or tendered in connection with, an acquisition of the Company and to provide for certain voting rights with respect to the election of directors of the Company.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Stockholders agree as follows:

ARTICLE I

DEFINITIONS

“Affiliate” means, with respect to any specified Stockholder, any other Person who directly or indirectly, controls, is controlled by or is under common control with such Stockholder, including without limitation any general partner, managing member, officer or director of such Stockholder, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, such Stockholder.

“Board” means the Company’s Board of Directors.

“Capital Stock” means shares of capital stock of the Company and all securities derivative thereof (whether now outstanding or hereafter issued in any context), including, but not limited to, Convertible Securities and Options, in each case now owned or subsequently acquired by any Stockholder, or their respective successors or permitted transferees or assigns.

“Certificate” means the Company’s Certificate of Incorporation, as it may be amended and/or restated from time to time.

“Common Stock” means the Company’s Common Stock, $0.0001 par value per share.

“Convertible Securities” shall mean any evidence of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

“Deemed Liquidation Event” shall mean each of the following events:

(a) a merger or consolidation in which

(i)	the Company is a constituent party or

(ii)	a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company.

“Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

“HBPV” means Hale BioPharma Ventures LLC, a California limited liability company, together with its Affiliates.

“IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

“New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

“Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“PIV” means Proehl Investment Ventures LLC, a California limited liability company, together with its Affiliates.

“Preferred Stock” means the Series 1 Preferred Stock, Series 1a Preferred Stock, Series 1b Preferred Stock, Series 1c Preferred Stock, and Series 1d Preferred Stock.

“Preferred Stockholder” means any holders of Preferred Stock.

“Proposed Stockholder Transfer” means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Transfer Stock (or any interest therein) proposed by any of the Stockholders.

“Proposed Transfer Notice” means written notice from a Stockholder setting forth the terms and conditions of a Proposed Stockholder Transfer.

“Prospective Transferee” means any person to whom a Stockholder proposes to make a Proposed Stockholder Transfer.

“Requisite Holders” means HBPV and PIV.

“Sale of the Company” means either: (a) a Stock Sale; or (b) a Deemed Liquidation Event.

“Series 1 Preferred Stock” means the Company’s Series 1 Preferred Stock, $0.0001 par value per share.

“Series 1a Preferred Stock” means the Company’s Series 1a Preferred Stock, $0.0001 par value per share.

“Series 1b Preferred Stock” means the Company’s Series 1b Preferred Stock, $0.0001 par value per share.

“Series 1c Preferred Stock” means the Company’s Series 1c Preferred Stock, $0.0001 par value per share.

“Series 1d Preferred Stock” means the Company’s Series 1d Preferred Stock, $0.0001 par value per share.

“Shares” shall mean and include any securities of the Company, including without limitation, all shares of Common Stock and Preferred Stock, by whatever name called, now owned or subsequently acquired by a Stockholder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

“Stock Sale” means a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company.

“Transfer Stock” means shares of Capital Stock owned by a Stockholder or issued to a Stockholder after the date hereof (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like).

ARTICLE II

DRAG-ALONG RIGHT

2.1 Drag-Along Right.

(a) Actions to be Taken. In the event that the (i) Requisite Holders and (ii) the Board approve a Sale of the Company in writing, specifying that this Section 2.1 shall apply to such transaction, then each Stockholder hereby agrees:

(i) if such transaction requires stockholder approval, with respect to all Shares that such Stockholder owns or over which such Stockholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of, and adopt, such Sale of the Company (together with any related amendment to the Certificate required in order to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

(ii) if such transaction is a Stock Sale, to sell the same proportion of shares of capital stock of the Company beneficially held by such Stockholder as is being sold by the Requisite Holders to the Person to whom the Requisite Holders propose to sell their Shares, and, except as permitted in Section 2.1(b) below, on the same terms and conditions as the Requisite Holders;

(iii) to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company in order to carry out the terms and provision of this Section 2, including without limitation executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents;

(iv) not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Shares of the Company owned by such party or Affiliate in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquiror in connection with the Sale of the Company;

(v) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company;

(vi) if the consideration to be paid in exchange for the Shares pursuant to this Section 2 includes any securities and due receipt thereof by any Stockholder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (y) the provision to any Stockholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the Company may cause to be paid to any such Stockholder in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Stockholder, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Stockholder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares; and

(vii) in the event that the Requisite Holders, in connection with such Sale of the Company, appoint a stockholder representative (the “Stockholder Representative”) with respect to any indemnification, escrow or similar obligations applicable to or arising directly or indirectly from such Sale of the Company, to consent to (i) the appointment of such Stockholder Representative, (ii) the establishment of any applicable escrow or similar fund in connection with such indemnification or similar obligations, and (iii) the payment of such Stockholder’s pro rata portion of any and all reasonable fees and expenses to such Stockholder Representative in connection with such Stockholder Representative’s services and duties in connection with such Sale of the Company and the related service as the representative of the Stockholders.

(b) Exceptions. Notwithstanding the foregoing, a Stockholder will not be required to comply with Section 2.2(a) above in connection with any proposed Sale of the Company (the “Proposed Sale”) unless:

(i) any representations and warranties to be made by such Stockholder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Shares, including but not limited to representations and warranties that (i) the Stockholder holds all right, title and interest in and to the Shares such Stockholder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Stockholder in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Stockholder have been duly executed by the Stockholder and delivered to the acquiror and are enforceable against the Stockholder in accordance with their respective terms and (iv) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Stockholder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;

(ii) the Stockholder shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Proposed Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any identical representations, warranties and covenants provided by all stockholders);

(iii) the liability for indemnification, if any, of such Stockholder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company in connection with such Proposed Sale, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any identical representations, warranties and covenants provided by all stockholders), and is pro rata in proportion to the amount of consideration paid to such Stockholder in connection with such Proposed Sale (in accordance with the provisions of the Certificate); and

(iv) liability shall be limited to such Stockholder’s pro rata share (determined in proportion to proceeds received by such Stockholder in connection with such Proposed Sale in accordance with the provisions of the Certificate) of a negotiated aggregate indemnification amount that applies equally to all Stockholders but that in no event exceeds the amount of consideration actually paid to such Stockholder in connection with such Proposed Sale, except with respect to claims related to fraud by such Stockholder, the liability for which need not be limited as to such Stockholder.

ARTICLE III

RESTRICTIONS ON TRANSFER

3.1 Transfers. No Stockholder may Transfer all or any portion of Transfer Stock to a third party, without the prior written consent of the Requisite Holders, which may be given or withheld by the Requisite Holders in their sole discretion. To the fullest extent permitted by law, any Proposed Stockholder Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Transfer Stock not made in strict compliance with this Agreement).

ARTICLE IV

LOCK-UP

4.1 Agreement to Lock-Up. Each Stockholder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed 215 days): (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Capital Stock held immediately prior to the effectiveness of the registration statement for the IPO or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Capital Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Capital Stock or other securities, in cash or otherwise. The foregoing provisions of this Section 4.1 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Stockholders if all officers, directors and holders of more than three percent (3%) of the outstanding Capital Stock (treating for this purpose all shares of Capital Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised or converted) enter into similar agreements. The underwriters in connection with the IPO are intended third-party beneficiaries of this Section 4.1 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Stockholder further agrees to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this Section 4.1 or that are necessary to give further effect thereto.

ARTICLE V

VOTING; ELECTION OF DIRECTORS

5.1 Size of the Board. Each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall be set and remain at three (3) directors.

5.2 Board Composition. Each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, to elect the following three (3) individuals to the Board:

(a) (i) As the Lead Director (as defined below), one director designated from time to time by the Requisite Holders which individual shall initially be David F. Hale; and (ii) as the two other directors designated from time to time by the Requisite Holders, which individuals shall initially be David F. Hale and Wendell Wierenga, Ph.D. To the extent that this Section 5.2 shall not be applicable, any member of the Board who would otherwise have been designated in accordance with the terms hereof shall instead be voted upon by all the stockholders of the Company entitled to vote thereon in accordance with, and pursuant to, the Certificate.

(b) The “Lead Director” means an independent director whose responsibilities shall include the following and any other responsibilities as determined by the Board: (i) presiding at all meetings of the Board at which the Chairman of the Board (as defined in the Company’s bylaws) is not present, including executive sessions of the independent directors; (ii) serving as liaison between the Chairman of the Board and the independent directors; (iii) reviewing and approving materials to be sent to the Board; (iv) approving the meeting agendas for the Board; (v) approving meeting schedules to assure that there is sufficient time for discussion of all agenda items; (vi) having the authority to call meetings of the independent directors; and (vii) if requested by the Requisite Holders, ensuring that he or she is available for consultation and direct communication. The Lead Director will also oversee compensation decisions for the Chief Executive Officer of the Company. If the Chairman of the Board is an independent director, then the foregoing responsibilities will be handled by the Chairman of the Board.

5.3 Failure to Designate a Board Member. In the absence of any designation from the Persons or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be reelected if still eligible to serve as provided herein.

5.4 Removal of Board Members. Each Stockholder also agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a) no director elected pursuant to Sections 5.2 or 5.3 of this Agreement may be removed from office other than for cause unless (i) such removal is directed or approved by the affirmative vote of the Person(s), or of the holders of a majority of the shares of stock, entitled under Section 5.2 to designate that director or (ii) the Person(s) originally entitled to designate or approve such director or occupy such Board seat pursuant to Section 5.2 is no longer so entitled to designate or approve such director or occupy such Board seat;

(b) any vacancies created by the resignation, removal or death of a director elected pursuant to Sections 5.2 or 5.3 shall be filled pursuant to the provisions of this Section 5; and

(c) upon the request of any party entitled to designate a director as provided in Section 5.2 to remove such director, such director shall be removed.

All Stockholders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any party entitled to designate directors to call a special meeting of stockholders for the purpose of electing directors.

5.5 No Liability for Election of Recommended Directors. No Stockholder, nor any Affiliate of any Stockholder, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Stockholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

ARTICLE VI

RIGHTS TO FUTURE STOCK ISSUANCES

6.1 Rights to Future Stock Issuances.

(a) Subject to the terms and conditions of this Section 6.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Preferred Stockholder. A Preferred Stockholder shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among (i) itself, and (ii) its Affiliates.

(b) The Company shall give notice (the “Offer Notice”) to each Preferred Stockholder, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(c) By notification to the Company within ten (10) days after the Offer Notice is given, each Preferred Stockholder may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Preferred Stock then held by such Preferred Stockholder bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and any other Derivative Securities then outstanding. The closing of any sale pursuant to this Section 6.1(c) shall occur within the later of sixty (60) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 6.1(b).

(d) If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 6.1(c) the Company may, during the one hundred and twenty (120) day period following the expiration of the periods provided in Section 6.1(c) offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Preferred Stockholders in accordance with this Section 6.1.

(e) The right of first offer in this Section 6.1 shall not be applicable to (i) Exempted Securities (as defined in the Certificate of Incorporation); and (ii) shares of Common Stock issued in the IPO.

(f) The covenants set forth in Section 6.1 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, or (ii) upon the closing of a Deemed Liquidation Event, as such term is defined in the Certificate of Incorporation, whichever event occurs first.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

7.1 Generally. Each Stockholder (solely on behalf of itself and not with respect to any other Stockholder) hereby represents, warrants, covenants and acknowledges as follows as of the date that such Stockholder became a Stockholder:

(a) Status. If such Stockholder is an entity, such Stockholder is duly incorporated, organized or formed, validly existing and in good standing under the laws of its state or country of incorporation, organization or formation (as the case may be). Such Stockholder has the requisite power and authority to own its property and to carry on its business as now conducted, to the extent material to its rights and obligations under this Agreement.

(b) Authority. Such Stockholder has the requisite power and authority to execute and deliver this Agreement and to carry out its obligations hereunder in accordance with the terms and provisions hereof. If such Stockholder is an entity, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action, corporate or otherwise, on the part of such Stockholder. This Agreement has been duly executed and delivered by such Stockholder and constitutes the legally valid and binding obligation of such Stockholder, enforceable against it in accordance with its terms, except as enforceability may be affected by (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors; (ii) the effect of general principles of equity and the limitation of certain remedies by certain equitable principles of general applicability; and (iii) the fact that the rights to indemnification hereunder may be limited by United States federal or state securities laws.

(c) No Breach or Default. The execution, delivery and performance by such Stockholder of this Agreement and the transactions contemplated hereby will not constitute a breach of any term or provision of, or a default under (i) any outstanding indenture, mortgage, loan agreement or other similar contract or agreement to which such Stockholder or any of its Affiliates is a party or by which it or any of its Affiliates or its or their property is bound; (ii) if such Stockholder is an entity, its certificate or articles of incorporation or bylaws or other governing documents; (iii) any applicable law, rule or regulation; or (iv) any order, writ, judgment or decree applicable to it, except (in case of each of the foregoing clauses (i), (iii) and (iv)) as would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on such Stockholder, the Company or the transactions contemplated hereby.

(d) Consent and Approvals. All material consents, licenses, approvals and authorizations, if any, and all material filings and registrations, required from any governmental body, authority, bureau or agency for or on the part of such Stockholder or any of its Affiliates in connection with its execution and delivery of this Agreement and its contributions to the capital of the Company have been obtained on or prior to the Effective Date or such later date as such Stockholder became a Stockholder.

ARTICLE VIII

COVENANTS OF THE STOCKHOLDERS

8.1 Confidentiality. Each Stockholder agrees that the provisions of this Agreement, all understandings, agreements and other arrangements between and among the parties, and all other non-public information received from or otherwise relating to, the Company shall be confidential, and shall not be disclosed or otherwise released to any other Person (other than another party hereto), without the written consent of the Requisite Holders. The obligations of the parties hereunder shall not apply to the extent that the disclosure of information otherwise determined to be confidential is required by applicable law, provided that: (a) prior to disclosing such confidential information, a party shall notify the Requisite Holders thereof, which notice shall include the basis upon which such party believes the information is required to be disclosed; and (b) such party shall, if requested by the Requisite Holders, provide reasonable cooperation with the Requisite Holders to protect the continued confidentiality thereof. The provisions of this Section 8.10 shall survive: (i) a Stockholder’s ceasing to be a member of the Company for any reason, and (ii) the termination of the Company. Notwithstanding anything to the contrary in this Agreement, nothing contained herein shall prohibit any Person from reporting possible violations of law or regulation to any governmental agency or entity, including the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress or any U.S. Inspector General, or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation.

8.2 Non-Disparagement. Each Stockholder agrees that it and its Affiliates shall not, directly or indirectly, engage in any conduct or make any statement (orally or in writing) or release any information that damages the reputation of, or otherwise disparages, defames or criticizes the Company, the other Stockholders or any of their respective Affiliates or successors. This Section 8.2 shall not prohibit or restrict any Person from taking any action requested or required by applicable law or regulation or engaging in any conversation subject to any attorney-client, spousal or other similar privileged status (provided that any Person making any such disclosures subject to attorney-client privilege shall not waive such privilege). Furthermore, this Section 8.2 shall not prohibit or restrict any Person from enforcing this Agreement as a party in any proceeding instituted for such purpose; provided that any party seeking to enforce this sentence shall take all reasonably available steps to preserve the confidentiality of the same, including to the extent permitted by applicable law, filing it under seal and seeking (or cooperating in seeking) a protective order.

8.3 Irrevocable Proxy. Each Stockholder to this Agreement hereby constitutes and appoints the President of the Company, and a designee of the Requisite Holders, and each of them, with full power of substitution, as the proxies of the party with respect to the matters set forth herein, including without limitation, votes regarding any Sale of the Company pursuant to Section 2.1 hereof and election of persons as members of the Board in accordance with Section 5 hereof, and hereby authorizes each of them to represent and to vote, if and only if the party (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such party’s Shares in favor of the approval of any Sale of the Company pursuant to and in accordance with the terms and provisions of Section 2.1 of this Agreement or the election of persons as members of the Board determined pursuant to and in accordance with the terms and provisions of this Agreement. The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Article X or Section 11.6. Each party hereto hereby revokes any and all previous proxies with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Article X or Section 11.6 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any Person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

ARTICLE IX

SERIES 1A WARRANTS

9.1 Warrants. Each Stockholder that holds Series 1a Preferred Stock (each a “Series 1a Stockholder”) shall be entitled to purchase from the Company, at any time after the Effective Date and on or prior to March 14, 2026 (the “Warrant Expiration Date”), and upon written demand therefor the Company shall issue and sell to such Series 1a Stockholder, such number of Series 1a Preferred Shares as such Series 1a Stockholder shall request, up to an aggregate number of shares of Series 1a Preferred Stock not to exceed the product of 25% and the aggregate number of shares Series 1a Preferred Stock then held by such Series 1a Stockholder (the “Warrant Right” and, the total number of shares exercisable thereunder, the “Warrant Shares”); provided, however, that any Series 1a Stockholder who exercises such Warrant Right (or, previously exercised such Warrant Right, including any such exercise that occurred prior to conversion of the Company from a limited liability company to a corporation) shall, following such exercise, no longer be eligible to receive the Warrant Right. The shares of Series 1a Preferred Stock purchased by any Series 1a Stockholder pursuant to the Warrant Right shall have a per share purchase price of $1.00 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such series). No Series 1a Stockholder shall be entitled to acquire any fractional shares of Series 1a Preferred Stock as a result of the exercise of the Warrant Right. As a condition to exercise of the Warrant Right, the exercising Series 1a Stockholder shall sign an exercise notice on the Company’s preferred form, which, for the avoidance of doubt, shall include a lock-up and representations and warranties of the Series 1a Stockholder necessary to comply with securities laws and any such other terms and conditions as the Board may require.

9.2 Treatment upon IPO. In the event that prior to the Warrant Expiration Date, the Company consummates an IPO, the Warrant Right shall be exercisable for such number of shares of Common Stock into which the Warrant Shares would have been converted had the Warrant Shares been outstanding on the date of the IPO, and the Warrant Price shall equal the Warrant Price in effect as of immediately prior to such conversion divided by the number of shares of Common Stock into which one Warrant Share would have been converted.

ARTICLE X

REMEDIES

10.1 Specific Enforcement. Each party acknowledges and agrees that each party hereto will be irreparably and immediately damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and the Stockholders shall be entitled to a temporary, preliminary and permanent injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction, and the foregoing remedies shall be in addition to and not instead of all other remedies available at law or in equity.

10.2 Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

ARTICLE XI

TERM

This Agreement shall automatically terminate upon the earliest of (a) immediately prior to the consummation of an IPO, provided that Article IV hereof shall survive any such termination, (b) the consummation of a Sale of the Company, provided that the provisions of Section 2.1 hereof will continue after the closing of any Sale of the Company solely to the extent necessary to enforce the provisions of Section 2.1 with respect to such Sale of the Company; and (c) termination of this Agreement in accordance with Section 12.6 below.

ARTICLE XII

MISCELLANEOUS

12.1 Stock Split. All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization affecting the Capital Stock occurring after the date of this Agreement.

12.2 Ownership. Each Stockholder represents and warrants that such Stockholder is the sole legal and beneficial owner of the Capital Stock subject to this Agreement and that no other person or entity has any interest in such shares (other than a community property interest as to which the holder thereof has acknowledged and agreed in writing to the restrictions and obligations hereunder).

12.3 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given and received: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Schedule A, as the case may be, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 12.3. If notice is given to the Company, a copy of such notice (which itself shall not constitute notice) shall also be given to Lowenstein Sandler LLP, One Lowenstein Dr, Roseland, NJ 07068, Attn: Steven M. Scholnick.

12.4 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

12.5 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

12.6 Amendment; Waiver and Termination. This Agreement may be amended, modified or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company and (b) the Requisite Holders. Any amendment, modification, termination or waiver so effected shall be binding upon the Company and the Stockholders and all of their respective successors and permitted assigns whether or not such party, assignee or other shareholder entered into or approved such amendment, modification, termination or waiver. Notwithstanding the foregoing, (i) any provision hereof may be waived by the waiving party on such party’s own behalf, without the consent of any other party, (ii) this Agreement may not be amended, modified or terminated and the observance of any term hereunder may not be waived with respect to any Stockholder without the written consent of such Stockholder unless such amendment, modification, termination or waiver applies to all Stockholders in the same fashion, and (iii) Schedule A hereto may be amended by the Company from time to time without the consent of the other parties hereto regarding additional parties made a party hereto pursuant to Section 12.7 or 12.9 without the consent of the other parties hereto. The Company shall give prompt written notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination or waiver. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

12.7 Assignment of Rights.

(a) The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b) Any successor, permitted assignee or permitted transferee of any Stockholder, including any Prospective Transferee who purchases shares of Transfer Stock in accordance with the terms hereof, shall deliver to the Company and the Stockholders, as a condition to any transfer or assignment, a counterpart signature page hereto pursuant to which such successor, permitted assignee or permitted transferee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the predecessor or assignor of such successor or permitted assignee. The Company shall not permit the transfer of any securities subject to this Agreement on its books or issue a new certificate or instrument representing any such securities unless and until such transferee shall have complied with the terms of this Section 12.7(b).

(c) Except in connection with an assignment by the Company by operation of law to the acquirer of the Company, the rights and obligations of the Company hereunder may not be assigned under any circumstances.

12.8 Severability. If any provision or provisions of this Agreement shall be held by a court of competent jurisdiction to be invalid, void, illegal or otherwise unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

12.9 Additional Stockholders. In the event that after the date of this Agreement, the Company issues, or enters into an agreement with any Person to issue, shares of capital stock to such Person, then, unless otherwise prohibited by applicable law, the Company shall cause such Person, as a condition precedent to such issuance or entering into such agreement, as applicable, to become a party to this Agreement by executing and delivering an additional counterpart signature page, adoption agreement or assumption agreement hereto, in each case agreeing to be bound by and subject to the terms of this Agreement as a Stockholder hereunder and thereafter such person shall be deemed a Stockholder for all purposes under this Agreement. In addition, any other Person owning securities of the Company may, with the Company’s consent, become a party to this Agreement by executing and delivering an additional counterpart signature page, adoption agreement or assumption agreement hereto, in each case agreeing to be bound by and subject to the terms of this Agreement as a Stockholder hereunder and thereafter such person shall be deemed a Stockholder for all purposes under this Agreement.

12.10 Governing Law; Waiver of Jury Trial. To the extent that the General Corporation Law of the State of Delaware (the “DGCL”) purports to apply to this Agreement, the DGCL shall apply. In all other cases, this Agreement and any and all matters arising directly or indirectly herefrom shall be governed by and construed and enforced in accordance with the internal laws of the State of California applicable to agreements made and to be performed entirely in such state, without giving effect to the conflict or choice of law principles thereof. For all matters arising directly or indirectly from this Agreement (“Agreement Matters”), each of the parties hereto hereby (i) irrevocably consents and submits to the sole exclusive jurisdiction of the United States District Court for the Southern District of California and any state court in the State of California that is located in San Diego County (and of the appropriate appellate courts from any of the foregoing) in connection with any legal action, lawsuit, arbitration, mediation, or other legal or quasi legal proceeding (“Proceeding”) directly or indirectly arising out of or relating to any Agreement Matter; provided that a party to this Agreement shall be entitled to enforce an order or judgment of any such court in any United States or foreign court having jurisdiction over the other party, (ii) irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding which is brought in any such court has been brought in an inconvenient forum, (iii) waives, to the fullest extent permitted by law, any immunity from jurisdiction of any such court or from any legal process therein, (iv) irrevocably waives, to the fullest extent permitted by law, any right to a trial by jury in connection with a Proceeding, (v) agrees not to commence any Proceeding other than in such courts, and (vi) agrees that service of any summons, complaint, notice or other process relating to such Proceeding may be effected in the manner provided for the giving of notice as set forth in herein.

12.11 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

12.12 Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.13 Specific Performance. Each party acknowledges and agrees that each party hereto will be irreparably and immediately damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and the Stockholders shall be entitled to a temporary preliminary and permanent injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction, and the foregoing remedies shall be in addition to and not instead of all other remedies available at law or in equity.

12.14 Legend on Share Certificates. The Company shall cause each certificate or instrument representing any securities subject to this Agreement to be endorsed by the Company with legends reading substantially as follows:

“THE SECURITIES EVIDENCED HEREBY ARE SUBJECT TO A STOCKHOLDERS AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SECURITIES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT STOCKHOLDERS AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON VOTING AND TRANSFER AND OWNERSHIP SET FORTH THEREIN.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.”

The Company shall supply, free of charge, a copy of this Agreement to any holder of a certificate or instrument evidencing any securities subject to this Agreement upon written request from such holder to the Company at its principal office. The parties to this Agreement do hereby agree that the failure to cause the certificates or instruments evidencing the securities subject to this Agreement to bear the legend required by this Section 12.14 herein and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Stockholders’ Agreement as of the date first written above.

DERMATA THERAPEUTICS, INC.

By:	/s/ Gerald Proehl
Name:	Gerald Proehl
Title:	President

Address: [ ]

IN WITNESS WHEREOF, the parties hereto have caused this Stockholders’ Agreement to be duly executed as of the date first above written.

STOCKHOLDERS:

HALE BIOPHARMA VENTURES LLC

By:	/s/ David F. Hale
Name:	David F. Hale
Title:	Managing Member

PROEHL INVESTMENT VENTURES LLC

By:	/s/ Gerald Proehl
Name:	Gerald Proehl
Title:	Managing Member

SCHEDULE A

STOCKHOLDERS